EXHIBIT 16.1

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

Dear Sir/Madam,

We have read and are in agreement with the statements contained in the first four paragraphs under the heading “Change in Registrant’s Certifying Accountant” contained in CytoMed Therapeutics Pte Ltd’s (“the Company”) Draft Registration Statement on Form F-1 dated September 30, 2022 confidentially filed with the Securities and Exchange Commission (the “Registration Statement”). We have no basis to agree or disagree with other statements of the Company contained in the Registration Statement.

/s/ Nexia

Nexia TS Public Accounting Corporation

Public Accountants and Chartered Accountants

Singapore

September 30, 2022